Exhibit 99.1

Contact:	Alexis Miminos (617) 787-6000	FOR IMMEDIATE RELEASE
UFood Grill Announces $2.2 Million Proceeds in Second Round
of Private Placement Offering
Boston, MA April 21, 2009: UFood Restaurant Group, Inc. (OTCBB: UFFC) announces it has received proceeds of a Private Placement offering in the amount of $2,226,330, net proceeds after deducting the expenses of the offering, to fund its ongoing growth and operations. This marks the second and final round of fundraising for the company, which brings the total amount raised to $5,070,380, net proceeds after deducting the expenses of the offering. The first round was completed on March 20, 2009 in the amount of $2,844,050, net proceeds after deducting the expenses of the offering. Garden State Securities, a New Jersey-based full service brokerage and financial planning firm that has been in business for over 25 years was the exclusive placement agent to raise the funds.
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About UFood Restaurant Group, Inc.
Headquartered in Boston, MA, UFood Restaurant Group, Inc. is a franchisor and operator of fast-casual food service restaurants. UFood Grill offers a healthy lifestyle alternative to consumers in the fast-casual restaurant space and is positioned to become a leading player in the “better-for-you” quick serve restaurant category.  The Company is led by franchise innovator George Naddaff, who founded Boston Market and led the franchising of several companies including Sylvan Learning Center and Ranch*1. Mr. Naddaff has a veteran management team with a record of success in the franchise market. UFood is currently launching a growth plan to franchise nationwide. To learn more, please visit ufoodgrill.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks, delays, and uncertainties that may cause our actual results or performance to differ materially from those expressed or implied by these forward-looking statements. These risks, delays, and uncertainties include, but are not limited to: risks associated with the uncertainty of future financial results, our reliance on our sole supplier, the limited diversification of our product offerings, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.